Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

December 7, 2007

Jade Art Group Inc. (f/k/a Vella Productions Inc.)
#35, Baita Zhong Road, Yujiang County,
Jiangxi Province, People's Republic of China 33520

      Attn: Board of Directors

Dear Board of Directors:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Jade Art Group Inc. f/k/a Vella Productions Inc. of our audit report dated October 24, 2007, relating to the financial statements of Vella Productions Inc. appearing in the Annual Report on Form 10-KSB for the year ended July 31, 2007.

Very truly yours,


/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada

2675 S. JONES BLVD. SUITE 109, LAS VEGAS, NEVADA 89146 (702) 253-7499 Fax:
(702)253-7501